Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Dicerna Pharmaceuticals, Inc. dated March 13, 2019, appearing in the Annual Report on Form 10-K of Dicerna Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 8, 2019